Exhibit 23.7

D. K. CHHAJER & CO.	NILHAT HOUSE
CHARTERED ACCOUNTANTS	11, R. N. MUKHERJEE ROAD
GROUND FL., KOLKATA - 700 001
PHONES : 033 - 2262 7280 / 2262 7279
TELE - FAX : 033 2230 - 6106
E-mail : dkchhajer@gmail.com
kolkata@dkcindia.com

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We have issued our report dated December 30, 2020, with respect to the consolidated financial statements of Glocal Healthcare Systems Private Limited and its subsidiaries for the years ended March 31, 2020 and 2019 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

For D. K. Chhajer & Co.

Chartered Accountants

Firm Registration No. 304138E

/s/ Tapan K Mukhopadhyay
(Tapan K Mukhopadhyay)
Partner
Membership No. 0l7483

Kolkata. India

April 12, 2021